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                                                                     EXHIBIT 6.8
                          MOUNTAIN BANK HOLDING COMPANY

                         DIRECTOR STOCK OPTION AGREEMENT


This Director Stock Option Agreement ("Agreement") is entered into by and between MOUNTAIN BANK HOLDING COMPANY, a Washington corporation (the "Holding Company") and the Director, named below.

1. Pursuant to Holding Company's Director Stock Option Plan (the "Plan") and subject to the terms of this Agreement, Holding Company hereby grants the following irrevocable incentive stock option ("Option"):

         Director: _____________________________________________________________


         Option Shares:_____________________  Exercise Price: __________________


         Date of Grant:_____________________  Date of Termination: _____________


          Vesting Schedule: This Option will become exercisable as to __________ Shares on each of the first ____ anniversary dates from the Date of Grant.


2. Pursuant to this Option, the Director has the option to purchase the stated number of Option Shares of the common stock of Holding Company at the Exercise Price, payable on the date of exercise. This Option is granted as of the Date of Grant, and shall terminate on the Date of Termination unless sooner terminated by reason of death, disability or other termination of status as a director as provided in the Plan.

3. This Option shall become exercisable according to the Vesting Schedule. Option Shares as to which this Option becomes exercisable are called "Vested Shares." This Option shall be exercisable as to Vested Shares in whole or in part at any time between the Date of Grant and the Date of Termination of this Option. Notwithstanding the foregoing, if the Optionee's status as a director with Holding Company terminates, then this Option will cease to vest and will not become exercisable as to any additional shares, as of the date on which the Optionee's status as director terminates. In such case, this Option will be limited to the Vested Shares as of such date of the termination of status as director.

4. This Option must be exercised by actual delivery to Holding Company of a written notice of exercise signed by Director specifying the number of shares with respect to which this Option is being exercised and the per-share Exercise Price, accompanied by payment of the full amount of the Exercise Price for the number of shares being purchased.

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5.   All terms and conditions of the Plan are hereby incorporated by this reference as a part of this Agreement, including but not limited to the "Terms and Conditions of Options" provided in the Plan.



DIRECTOR:                          MOUNTAIN BANK HOLDING COMPANY,
                                   a Washington corporation


______________________________     By: _____________________________________



Print Name: __________________     Title: __________________________________


I hereby acknowledge that I have received a copy of the Plan, incorporated by reference above.


______________________________________
Director